UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

September 28, 2004
Date of Report (Date of Earliest Event Reported)

DNAPrint genomics, Inc.
(Exact name of Registrant as specified in charter)

Commission File Number: 0-31905

Utah	59-2780520
(State of Incorporation)	(I.R.S. Employer I.D. No)

900 Cocoanut Avenue, Sarasota, FL 34236
(Address of Principal Executive Offices)

(941) 366-3400
(Registrant’s Telephone Number, Including Area Code)

Item 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Biofrontera Agreement

Effective September 28, 2004, the Registrant entered into an Investment Agreement (the “Biofrontera Agreement”) with Biofrontera AG, a German corporation (“Biofrontera”) and the shareholders of Biofrontera. Prior to entering into the investment agreement, Richard Gabriel, the Registrant’s chief executive officer and a director, and Monica Tamborini, the Registrant’s chief financial officer, each owned less than 1% of the outstanding equity securities of Biofrontera.

Pursuant to the Biofrontera Agreement, the Registrant has agreed to purchase certain Series B preferred shares of Biofrontera. The purchase of the shares would give the Registrant an equity interest of approximately 51% in Biofrontera. The purchase price of the shares is 20 million Euro, payable in monthly installments of 833,333 Euro over a period of 24 months. The transaction will not close, and the Registrant’s payment obligation does not begin, until after the effectiveness of a registration statement to be filed under the Securities Act of 1933 by the Registrant with respect to the Dutchess Agreement, described in this Current Report under the caption “Dutchess Agreement.”

In the event that such registration statement does not become effective on or before February 7, 2005, the Biofrontera Agreement will terminate without liability to either party. Once the registration statement has become effective, the Registrant is obliged to consummate the acquisition of the shares, and Biofrontera will issue all of the shares to the Registrant. In the event the Registrant defaults in payment of the purchase price installments, Biofrontera has the right to redeem from the Registrant those shares as to which the purchase price has not been paid in full. In no event does Biofrontera have the right to recover the unpaid purchase price from the Registrant in cash.

The Registrant has the right to nominate two members of the six-person Biofrontera board. In addition, a representative of Biofrontera, Professor Doctor Herman Luebbert will join the Registrant’s board of directors after the closing of the transaction. If the Registrant fails to pay the full purchase price for the Biofrontera shares, the Registrant forfeits its right to appoint such board members.

In connection with the Biofrontera Agreement, the Registrant and Biofrontera Pharmaceutical GmbH, a wholly-owned subsidiary of Biofrontera, have entered into a joint venture framework agreement. The framework agreement outlines the procedures pursuant to which the Registrant and Biofrontera intend to exchange proprietary information and enter into commercial development activities with respect to projects that one or the other party currently has under development.

Dutchess Agreement

Effective September 28, 2004, the Registrant has entered into an Investment Agreement (the “Dutchess Agreement”) and a Registration Rights Agreement with Dutchess Private Equities Fund, II, L.P., a Delaware limited partnership (the "Investor"). Pursuant to the Dutchess Agreement, the Investor has committed to purchase common stock of the Registrant up to an aggregate purchase price of $35 million over a two year period.

The Dutchess Agreement provides that the Registrant from time to time may deliver a notice to the Investor. Such notices will state the dollar amount of common stock that the Registrant desires the Investor to purchase. The maximum amount permitted pursuant to any such notice is $600,000, and the Registrant can give approximately three such notices per month. Upon receipt of the notice, the Investor is obliged to purchase the dollar amount of common stock set forth in the notice at a purchase price equal to 96% of the average of the two lowest closing bid prices of the common stock during the five trading days after the notice.

The obligation of the Investor to purchase under the Dutchess Agreement is contingent upon the Registrant’s filing and having declared effective a registration statement registering the resale of the shares by the Investor. Simultaneously, the parties entered into a Registration Rights Agreement requiring the Registrant to file such a registration statement. In addition, the Registrant is not permitted to provide a notice, and the Investor is not obliged to purchase any shares, in the event that the Company does not have sufficient authorized shares available for purchase to fulfill such commitment. Although it is dependent on the trading price of the Registrant’s stock, it is very likely that the Registrant would have to obtain shareholder approval for an increase in capitalization in order to take advantage of the full $35 million facility.

Wall Street Group Agreement

Effective September 28, 2004, the Registrant has entered into a letter agreement with The Wall Street Group, Inc. (“WSG”). Pursuant to the letter agreement, the Registrant has retained WSG as financial public relations counsel. Under the letter agreement, the Registrant will pay WSG a cash fee of $7,500 per month and will reimburse it for reasonable and customary out-of-pocket expenses. In addition, the Registrant will grant an affiliate of WSG a five-year option to purchase as many shares of the Registrant’s common stock as could be purchased on the open market for $100,000 at the closing bid price on September 24, 2004. The agreement may be terminated by either party on 90 days written notice. Unless terminated, the agreement will continue in force, and on each anniversary of the agreement, the Registrant will grant WSG or its affiliate a similar option to purchase the Registrant’s common stock at its then-current trading price.

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Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits:

10.47	Investment Agreement between the Registrant and Biofrontera AG.

10.48	Joint Venture Framework Agreement between the Registrant and Biofrontera Pharmaceutical GmbH.

10.49	Investment Agreement between the Registrant and Dutchess Private Equities Fund, II, L.P.

10.50	Registration Rights Agreement between the Registrant and Dutchess Private Equities Fund, II, L.P.

10.51	Letter Agreement between the Registrant and The Wall Street Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DNAPrint genomics, Inc.

By:	/s/
Richard Gabriel, President

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